EXHIBIT 10.1

MASTER SITE AGREEMENT

THIS MASTER SITE AGREEMENT (hereinafter referred to as this “MSA”), is made as of the 15th day of October, 2003 (the “MSA Commencement Date”), by and between GoldenState Towers, LLC, a Delaware limited liability company, and its subsidiaries, affiliates, successors and permitted assigns (hereinafter collectively referred to as “GoldenState”) and UbiquiTel Leasing Company, a Delaware corporation, and its successors and permitted assigns (hereinafter referred to as the “User”).

WHEREAS, as of the MSA Commencement Date, GoldenState proposes to acquire the Towers located at the Sites listed on Exhibit IA to this MSA, and

WHEREAS, User is a provider of certain wireless communications services in the United States; and

WHEREAS, as of the MSA Commencement Date, User occupies space on the Towers and Ground Space and wishes to continue to occupy the space on the Towers; and

WHEREAS, GoldenState and User desire to enter into this MSA which will establish the general terms and conditions by which User will occupy the space on the Towers; and

WHEREAS, GoldenState and User will enter into a Site Agreement substantially in the form of Schedule “I” attached hereto and by reference made a part hereof which will establish the terms for use of each Site.

NOW, THEREFORE, for valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       MSA.

(a)                                  Basic Terms and Conditions.  This MSA sets forth the basic terms and conditions upon which the Sites shall be leased, licensed, subleased or sublicensed to User.  User and GoldenState shall execute Site Agreements for each of the Sites at the time at which GoldenState acquires a Site pursuant to the Asset Purchase Agreement, which shall be attached to this MSA and numbered sequentially, beginning as Schedule I-1, Schedule I-2, etc., and by reference made a part hereof.  The list of Sites governed by this agreement shall be updated by User and GoldenState to accurately reflect the number and the identity of the Sites which GoldenState acquires, if any, as soon as practicable after each acquisition has been completed.  Such updated list(s) shall be attached hereto as Exhibit IB and by this reference made a part hereof.  Each Site Agreement shall identify a particular Site made subject to this MSA and more fully set forth specific terms particular to that Site.  In the event of a conflict or inconsistency between the terms of this MSA and a Site Agreement, the terms of this MSA shall govern and control for that Site.

(b)                                 MSA Term.  The term of this MSA shall commence on the MSA Commencement Date and shall continue for two (2) years following the MSA Commencement Date, unless earlier terminated in accordance with the provisions of this MSA.

(c)                                  Effectiveness of Terms and Conditions.  The terms and conditions of this MSA shall remain in effect, with respect to each individual fully executed Site Agreement, for so long thereafter as any such Site Agreement remains in effect in accordance with the remaining provisions of this MSA.

(d)                                 Renewal Terms.  Notwithstanding the foregoing, the MSA Initial Term shall automatically renew for one immediately successive period of two (2) years unless GoldenState has given User no less than ninety (90) days prior written notice of its intention to terminate this MSA effective as of the end of the MSA Initial Term.

2.                                       Demise.

(a)                                  Grant.  On the MSA Commencement Date, GoldenState grants to User or its Affiliate, UbiquiTel Operating Company, a Delaware corporation (“UOC”), at each Site:

(i)            the exclusive right to install, operate, maintain, and repair the Equipment identified in each Site Agreement (as same may be modified in accordance with the terms of this MSA) on the Tower Space and on the Ground Space; and

(ii)           the nonexclusive right and access on, over, along, and across all portions of the Site for access, ingress, and egress to the Facilities solely for installing, operating, maintaining, repairing and replacing the Equipment for the purposes of providing communications services.

(b)                                 Limitations.

(i)                                     User shall operate the Equipment and shall ensure that UOC operates the Equipment in accordance with all federal, state, and local laws and regulations that pertain to the use and operation thereof.

(ii)                                  User shall not share and shall ensure that UOC shall not share its use and/or occupancy rights to the Tower Space and/or the Ground Space with any third party business entity(ies) or concern(s).  The parties agree that Resale Arrangements and Roaming Arrangements do not constitute sharing User’s use and/or occupancy rights to the Tower Space and/or the Ground Space.

3.                                       Prime Document.

Each Site Agreement shall be subject and subordinate to all of the terms and conditions of the Prime Document for the Site, which is incorporated into the Site Agreement for the Site by reference and a copy of which will be attached appropriately to each Site Agreement as Exhibit B”, subject to redaction of the financial terms set forth therein or as otherwise required by confidentiality and non-disclosure provisions contained therein.  User acknowledges that it has received a copy of the Prime Document for each Site, and that this MSA and the related Site Agreements are subordinate to the Prime Document.  User has read and agrees to comply with the terms, conditions and laws applicable to each Site and to ensure that UOC shall comply with the terms, conditions and laws applicable to each Site.

4.                                       Conditions Precedent.

(a)                                                    Consent of Prime Landlord.  If GoldenState is party to a Prime Document for a Site and GoldenState advises User that the Site Agreement for such Site is contingent upon GoldenState obtaining consent from the Prime Landlord to such Site Agreement, then such Site Agreement shall be contingent upon GoldenState obtaining the consent.  GoldenState shall use commercially reasonable efforts to obtain such consent promptly after the Site Agreement Execution Date.  User shall cooperate and shall ensure that UOC cooperates with GoldenState in GoldenState’s efforts to obtain the consent of the Prime Landlord.  Notwithstanding the foregoing, neither party shall be required to pay any form of consideration to obtain the approval or consent of any Prime Landlord under a Prime Document, nor shall either party be required to take commercially unreasonable actions to obtain such approval or consent.

(b)                                                   Conditions Precedent to Site Agreement Commencement Date.  Each Site Agreement is further contingent upon User being able to satisfy the following conditions prior to the MSA Commencement Date.  If any of the conditions set forth below are not satisfied as of the MSA Commencement Date, User shall have the right to terminate the Site Agreement without penalty or continuing liability for payment of Base Rent not accrued prior to the termination date for the affected Site, except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination, by giving GoldenState written notice thereof referencing this Section 4(b) prior to the MSA Commencement Date.  In the event no such notice is received from User prior to the MSA Commencement Date, the following conditions shall be deemed to have been satisfied by User.  If User elects to terminate the Site Agreement pursuant to this Section 4(b), the Site Agreement shall not become effective.

(i)                                  Approvals.  User shall ensure that it or UOC obtains all Approvals necessary to permit User’s and UOC’s intended use of the Site.  User agrees to use commercially reasonable efforts to secure such Approvals and upon User’s request, GoldenState shall cooperate, at User’s sole cost and expense, with User in its effort to obtain such Approvals; provided, however that, notwithstanding the foregoing, (A) GoldenState shall not be required to expend any funds or undertake any liability or obligation in connection with such cooperation, (B) GoldenState may elect to obtain such required approvals or permits on User’s or UOC’s behalf, and (C) in no event may User encourage, suggest, participate in or permit the imposition of any restrictions whatsoever on GoldenState’s current or future use or ability to lease, sublease, or license space at the Site as part of or in exchange for obtaining any such approval or permit.  User shall ensure that UOC does not encourage, suggest, participate in or permit the imposition of any restrictions whatsoever on GoldenState’s current or future use or ability to lease, sublease, or license space at the Site as part of or in exchange for obtaining any such approval or permit.  In the event that User notifies GoldenState that (1) any application for an Approval is rejected, (2) an Approval is canceled, expires, lapses, or is otherwise withdrawn or terminated for any reason whatsoever prior to installation of the Equipment by User, or (3) any application for Approval is not likely to be obtained or approved, as determined in User’s sole good faith discretion, the Approvals shall be deemed to not have been obtained by User.

(ii)                               Radio Frequency Propagation Test.  User shall determine, in its sole discretion, that the results of any radio frequency propagation tests are satisfactory, such that User is able to use the Site for User’s intended use.

(iii)                            Utilities and Access.  User shall determine, in its sole discretion, that (A) telephone and electric utilities are available at the Site of sufficient capacity to accommodate User’s Equipment and (B) ingress and egress is available to and from the Site and to and from a publicly dedicated road.

(iv)                           Tower Capacity.  User shall determine in its sole discretion that the Tower is of sufficient capacity to accommodate the load requirements of User’s Equipment.

(v)                              Title.  User shall determine in its sole discretion that the status of title as to the Property granted herein is acceptable to User.

(vi)                           Hazardous Substances.  User shall determine in its sole discretion that the Site and Property are free of all Hazardous Substances.

5.                                       Site Agreement Term.

(a)                                                    Site Agreement Initial Term.  Provided the applicable conditions and contingencies set forth in Section 4 of this MSA have been satisfied, each Site Agreement Initial Term shall begin on the MSA Commencement Date and shall end ten (10) years thereafter unless renewed pursuant to Section 5(b).

(b)                                                   Site Agreement Renewal Term.  Provided the Prime Document for the Site remains in effect and has not expired or been terminated, and User is not in default of any of its obligations hereunder or under the Site Agreement, User shall have the option of extending a Site Agreement for up to three (3) additional five (5) year Renewal Terms.  Such Renewal Terms shall be deemed automatically exercised without notice by User to GoldenState unless User gives GoldenState written notice of its intention not to exercise any such option at least ninety (90) days prior to the expiration of the then current term, in which case, the term of the Site Agreement shall expire at the end of the then-current Term.  Notwithstanding the expiration of this MSA, the terms and conditions of this MSA shall continue to apply to each Site Agreement until the Site Agreement term, including any Renewal Terms expires or terminates.

6.                                       Rent.

(a)                                                    Base Rent.  User shall pay the annual Base Rent specified in the applicable Site Agreement for the use of the Site.

(i)                                     The first monthly installment of Base Rent is due and payable not later than the MSA Commencement Date.  If the Site Agreement Commencement Date occurs on a day other than the first day of a calendar month, User shall make a prorated monthly payment of the Base Rent payment for the first month of the Site Agreement Initial Term based upon the number of days in that month.

(ii)                                  Beginning in the first full month following the Site Agreement Commencement Date, Base Rent is to be paid in equal monthly installments in advance on the first day of each month during the Site Agreement Initial Term or any Renewal Term.

(iii)                               The Base Rent for each Site governed by this MSA shall increase each year on the anniversary of the Site Agreement Commencement Date for that particular Site Agreement by an amount equal to three percent (3%) of the immediately preceding year’s Base Rent.

(iv)                              GoldenState and User acknowledge and agree that the Base Rent pricing set forth in each Site Agreement is based on the usage specified in the Site Agreement and a total licensed Bandwidth of no more than 55 megahertz (“MHz”) at each Site.  The Base Rent is subject to increase in accordance with certain other provisions set forth in Section 7(b) if User transmits on more than 55 MHz of Bandwidth.

(v)                                 The Base Rent paid by User to GoldenState shall be due without set-off, notice, or demand from GoldenState to User.

(vi)                              Any Base Rent or other payment made by User shall contain a notation of the applicable GoldenState Site number applicable to the Site Agreement, which Site number is referenced in Section 1 of the Site Agreement.  User may tender payment for more than one Site with one check, so long as the check is accompanied by a list of the applicable Sites identified by their Site number referenced in Section 1 of the Site Agreement and the amount allocated to each Site from the aggregate amount of such check.

(b)                                 Taxes.

(i)                                     Property Taxes.  User shall pay or reimburse GoldenState for any increase in any taxes, fees and assessments directly attributable to the Equipment or User’s or UOC’s use of the Site (whether constituting a portion of real estate, sales, use, franchise fees or taxes or otherwise).  If GoldenState receives a tax notification, GoldenState will promptly notify User of User’s share of due taxes together with documentation supporting the amount due and User shall submit payment to GoldenState within thirty (30) days after User’s receipt of such notification.

(ii)                                  Sales Taxes.  GoldenState shall be responsible for billing, collecting, reporting, and remitting sales taxes directly on Base Rent payments received pursuant to this MSA and any Site Agreement, if any.  User shall be responsible for reimbursing GoldenState for all sales taxes billed related to Base Rent payments received pursuant to this MSA and any Site Agreement, such reimbursement to be due and payable within thirty (30) days after GoldenState’s delivery to User of a written invoice and copies of paid tax receipts specifying the payments made by GoldenState.

7.                                       Improvements by User.

(a)                                  Consent.  If User or UOC wishes (i) to use space at a Site in addition to the Facilities, (ii) to make any modification to the Equipment that will result in the change of location, dimension, ratio of antennas to lines, windload capacity, loading and physical space occupied as set forth in the applicable Site Agreement, or (iii) to expand the frequency channels or frequency bands on which the Equipment operates to exceed the limitation set forth in Section 6(a)(iv) of this MSA, User must first obtain GoldenState’s prior written consent to the proposed additional use. User will submit an application to GoldenState for the proposed additional use in accordance with Section 8(a) of this MSA.

(b)                                 Grant of Consent.  GoldenState’s consent to the proposed additional use described in Section 7(a)(i) shall not be unreasonably withheld, conditioned, or delayed; provided, however, that such consent may be conditioned on, among other things, the availability of space and structural capacity and an increase in the portion of Base Rent attributable to that Site except where a change in the frequency channels or frequency bands is required by the FCC.

(c)                                  Additional Rent.  If GoldenState grants its consent to the proposed additional use, GoldenState and User shall negotiate in good faith to agree upon any additional portion of Base Rent for the Site to be paid to GoldenState as a result of the additional use of the Site.  No such additional use may be made until the parties have agreed to the amount of such Base Rent increase.  Upon such agreement, the parties will modify the Site Agreement, by amendment, to reflect the additional use and any increase in the Base Rent for that Site.

8.                                       Application Process.  Prior to performing any Work, User shall follow and shall ensure that UOC follows these procedures:

(a)                                  Installation Plans  If the proposed Work will change the loading on a Tower or add frequency channels for bands such that the frequency channels or frequency band in use at a Site will exceed the limitation set forth in Section 6(a)(iv) of this MSA User shall submit and, to the extent that UOC plans to perform Work, ensure that UOC submits Installation Plans to GoldenState for approval at least fourteen (14) days before it plans to commence Work. User shall not perform and, to the extent that UOC plans to perform Work, shall ensure that UOCs shall not perform any Work described in any Installation Plans required under this Section until GoldenState has approved the Installation Plans.

(b)                                 Approval – Timing.  In each instance, GoldenState shall approve or disapprove the Installation Plans for the Work within ten (10) days after receipt of the Installation Plans.  If GoldenState does not approve or disapprove the Work within ten (10) days after receipt of the Installation Plans, GoldenState shall be deemed to have approved the Installation Plans as submitted.

(c)                                  Structural Analysis.  As a condition to its approval of the Work described in Section 8(a), within ten (10) days after receipt of the Installation Plans, GoldenState may request that User or User on behalf of UOC provide GoldenState with a Structural Analysis.  If GoldenState requires a Structural Analysis, with the request, GoldenState shall notify User of the standards by which the Structural Analysis must be prepared.  User or User on behalf of UOC shall provide the Structural Analysis to GoldenState in substantial accordance with GoldenState’s requirements at User’s sole cost and expense.  GoldenState must provide its approval or disapproval of the Installation Plans within five (5) Days after receipt of the Structural Analysis.

(d)                                 Permits.  User shall be responsible for securing all necessary building and electrical permits from any and all applicable governmental authorities prior to the commencement of any construction or installation on the Site or shall ensure that the aforementioned are secured by UOC prior to the commencement of any construction or installation on the Site by UOC.  Copies of all permits issued to User and UOC shall be provided to GoldenState by User prior to the commencement of any construction activities.  Additionally, User agrees to provide and to ensure that UOC provides GoldenState with copies of all inspections and governmental sign-offs relating to User’s and UOC’s construction activities.

(e)                                  Standards of Work.  All Work shall be performed by User or User’s employees, contractors, subcontractors or agents in a good and workmanlike manner and User shall ensure that any Work performed by UOC or UOC’s employees, contractors, subcontractors or agents shall be performed in a good and workmanlike manner. GoldenState shall be entitled to require strict compliance with the Installation Plans approved by GoldenState, including specifications for the grounding of the Equipment.  All construction, installations and operations in connection with this MSA by User shall comply with all applicable Rules and Regulations of the FCC, the FAA and all applicable codes and regulations of the city, county, and state concerned.  GoldenState assumes no responsibility for the licensing, operation and maintenance of the Equipment.  User shall ensure that UOC shall comply with all applicable Rules and Regulations of the FCC, the FAA and all applicable codes and regulations of the city, county, and state concerned.

(f)                                    Costs.  All Work shall be performed at User’s sole cost and expense and User shall pay or User shall ensure that UOC pays all invoices of labor and materialmen in a timely manner.  User shall or it shall ensure that UOC shall take any and all actions necessary or proper to prevent the imposition of any liens on the Property, GoldenState’s personal property or real property interest, the Equipment located thereon or its interest in the Site.

(g)                                 Delivery of As-Built Drawings.  Upon the completion of any Work, but in no event later than twenty (20) days following completion of the Work, User shall or it shall ensure that UOC shall tender to GoldenState electronic and hard copies of As-Built Drawings, which will identify the date upon which the Work was performed, including the date on which Work commenced and the date on which Work was completed.  Upon GoldenState’s receipt of the As-Built Drawings, the As-Built Drawings shall replace Exhibit A of the Site Agreement relating to the affected Site.

9.                                       RF Emissions.

(a)                                  RF Compliance.             User will and shall ensure that UOC shall cooperate with GoldenState to facilitate any RF site analysis and to complete any corrective measures necessary to bring the Site as a whole into compliance with the RF Standards.

(b)           RF Studies.  GoldenState may commission or prepare a study at any Site to ensure compliance with the RF Standards by User and UOC and any other users who have installed communications equipment at the same Site, in the aggregate.  User will pay a pro-rated portion of any study commissioned or prepared under this Section based on the total price of the study divided by the total number of parties that have installed communications equipment at the subject Site at the time of the study.  User will pay its pro rata portion within thirty (30) days after receipt after an invoice from GoldenState.

(c)                                  Individual Compliance.  If GoldenState commissions or prepares a study under Section 9(b) and finds that RF Emissions of User’s or UOC’s operations at a Site do not comply with the RF Standards, then GoldenState shall notify User of such non-compliance.  To the extent GoldenState notifies User of any noncompliance or User otherwise discovers that the RF Emissions of User’s or UOC’s operations at a Site do not comply with the RF Standards applicable to the Site, User shall immediately take any steps necessary to ensure that it is in compliance with the RF Standards applicable to the Site and shall immediately ensure that UOC takes any steps necessary to ensure that UOC is in compliance with the RF Standards applicable to the Site.  GoldenState shall require all users at the affected Site to take any and all steps necessary to ensure that they are in compliance with the RF Standards applicable to the Site.  User shall and shall ensure that UOC shall notify GoldenState if it discovers that the RF Emissions of other users at a Site do not comply with the RF Standards applicable to the Site.

(d)                                 Proper Training.  User and GoldenState shall each ensure that, any of their respective personnel, including, in the case of User, any UOC personnel,  accessing any Site will have proper occupational training in the RF Standards, including, without limitation, training with regard to the risks of RF exposure and the means by which any risks may be minimized. Each party will maintain technical information supporting its compliance with the RF Standards, and will make such information available to the other party upon the other party’s request.

(e)                                  Reduction of RF Levels.  User will cooperate and shall ensure that UOC cooperates to reduce RF exposure to maintenance personnel at each Site by powering down the Equipment at the Site or ceasing operations, as necessary, during periods of maintenance or modification at each Site.  GoldenState will require other users at each Site to reduce RF exposure to maintenance personnel at each Site by powering down their communications equipment at a Site or ceasing operations, as necessary. Each party will provide the other party with as much advance notice of any such maintenance as is reasonably available.

10.                                 Ingress and Egress.

(a)                                    Use.  Upon the Site Agreement Execution Date, GoldenState hereby grants to User or UOC, subject to the limitations set forth herein, in the Prime Document or in the applicable Site Agreement:

(i)                                     the exclusive right to use the Tower Space and any Ground Space as specified in the Site Agreement, for the term hereof; and

(ii)                                  a non-exclusive easement for the term hereof, for ingress, egress, and access to the Tower Space and the Ground Space adequate to install, operate, maintain or service User’s Equipment, on a twenty-four (24) hour per day, seven (7) day per week basis (subject to limitations contained in the Prime Document and subject to reasonable rules and limitations established by GoldenState at any time during the term of the Site Agreement), across (A) the Property in locations mutually agreed upon by GoldenState and User and (B) if the Property is leased, subleased, licensed or sublicensed by GoldenState, across the property of the Prime Landlord to the extent that and in the locations of the Prime Landlord granted ingress, egress and access easements to GoldenState in the Prime Document.

(b)                                   Emergency Access.  The foregoing notwithstanding, User or UOC shall have access to the Site and the Equipment immediately and without notice in the event of an emergency, and User shall notify and shall ensure that UOC shall notify GoldenState as soon as practicable after User’s or UOC’s access during such emergency.

(c)                                    Site-Specific Security.  Any other security measures required for a particular Site shall be set forth in the Site Agreement.

11.                                 Utilities, Cable Runs.

(a)                                    User Cables.  Upon the Site Agreement Execution Date, GoldenState hereby grants to User or UOC the non-exclusive right to place any utilities and cable runs on the Tower, at locations, consistent with Site Agreement or Installation Plans approved under Section 8(a).

(b)                                   Utility Cables.  Upon the Site Agreement Execution Date, GoldenState hereby grants to User or UOC a non-exclusive easement to the Ground Space for the term hereof to place any utilities or cable runs on or bring utilities across the Property and if the Property is leased, subleased, licensed or sublicensed by GoldenState, the property of the Prime Landlord to the extent and in the locations the Prime Landlord granted utility and cable run easements.

(c)                                    Costs.  User shall pay the cost of all utility services necessary to install, operate, maintain and service the Equipment.

(d)                                   Meters.  If one does not exist, User shall install a separate electrical meter for User’s use within the Site, unless User obtains GoldenState’s prior written approval of an alternate location.

(e)                                  Telephone Utilities.  User shall obtain and pay the cost of any and all telephone connections necessary to its or UOC’s operations.  Installation of telephone service shall be in compliance with the procedures for installation and maintenance of Equipment set forth herein.

(f)                                    No Resale or Swap.  Under no circumstances shall User or UOC resell or swap such utilities, backhaul or cable runs to or with any other user on the Property.

12.                                 User’s Covenants.

User covenants that from the Site Agreement Execution Date that the Equipment, and all installation, operation, modification, relocation and maintenance associated therewith, will:

(a)                                         Damage.  In no way damage the Site, the Tower, Property, any other structure or accessories thereto, any other user’s facilities or equipment, normal wear and tear excepted.  If damage occurs and such damage is caused by User, UOC, the Equipment, or User’s or UOC’s employees, agents, contractors, or subcontractors, then User shall be liable for repair or reimbursement of repair for said damages as applicable.

(b)                                        Prior Users.  Not interfere with GoldenState’s operation on the Tower or the operations of any Prior User.  In the event the Equipment interferes with the operation of GoldenState’s or a Prior User’s equipment, authorized frequency spectrum or signal strength, User shall or shall ensure that UOC shall, within forty-eight (48) hours of notification, take all steps necessary to eliminate the interference, with the exception of ceasing User’s or UOC’s operations.  If User cannot eliminate or resolve such interference within the forty-eight (48) hour period, GoldenState shall have the right to require User turn off the Equipment and only turn on the Equipment during off-peak hours in order to test whether such interference continues or it has been satisfactorily eliminated.  In the event that User is unable to resolve or eliminate such interference within thirty (30) days from the initial notification of such interference, using commercially reasonable industry practices, User will immediately remove or cease operations of the objectionable Equipment at User’s sole cost.  If User is unable to resolve or eliminate such interference, GoldenState shall have the right to terminate the applicable Site Agreement upon written notice to User.  If User is unable to resolve or eliminate such interference after using all reasonable efforts, then User may terminate the applicable Site Agreement upon payment to GoldenState of an amount equal to the Base Rent due to GoldenState for the remainder of the Initial Term or applicable Renewal Term, discounted by an annual percentage rate equal to ten percent (10%), within thirty (30) days of receipt of notice of such termination by GoldenState.  Such termination will release both parties from all liabilities, except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination.  Notwithstanding anything to the contrary, nothing in this Section 12(b) shall be deemed or interpreted to authorize User or UOC to illegally transmit on any frequency, to transmit on a channel or frequency not specified in the individual Site Agreement, to operate at variance from the specifications in its FCC license or the FCC’s rules governing User’s and UOC’s operation of the Equipment, or to provide any protection to User or UOC from interference from parties who are not users of the Towers.  In the event that any of User’s or UOC’s operations from a Site are governed by Part 15 of the FCC’s rules and regulations (47 C.F.R. § 15.1, et seq.), as updated, amended and/or superseded (“Part 15”), User’s rights pursuant to Section 12(b) with respect to such use shall only be enforceable with respect to interference which is not governed by Part 15.

(c)                                         Tower Lighting.  Not interfere with the maintenance of the Tower and the Tower lighting system.

(d)                                        Maintenance.  Keep the Equipment in a state of good repair.

(e)                                         Identification.  Identify all of the Equipment with metal tags fastened securely to the antenna bracket on the Tower and to each transmission line or cable.

(f)                                           Compliance with Laws.  Comply with all applicable rules and regulations of the FCC and all federal, state and local laws governing User’s use of the Site, including but not limited to Work performed on any Tower and User shall ensure that UOC shall comply with all applicable rules and regulations of the FCC and all federal, state and local laws governing UOC’s use of the Site, including but not limited to Work performed on any Tower.

(g)                                        Liens.         Pay all invoices of labor and materialmen in a timely manner to prevent the imposition of any liens on the real property, GoldenState’s personal property or real property interest, the Equipment located thereon or its interest in the Ground Space and Tower Space, except as specifically provided in this MSA. In engaging any person or company to perform work at the Site, User shall require and shall ensure that UOC requires a written waiver from any contractor, subcontractor, laborer or materialman of all rights under state material and mechanic lien laws or other laws to impose a lien on the real property or any of GoldenState’s personal property or real property interest.  It shall be a material breach of this MSA and of any applicable Site Agreements if any lien other than any lien specifically authorized by this MSA is filed against the Property, the Tower, the Site or the Equipment as a result of the acts or omissions of User or UOC, its employees, agents or contractors or subcontractors.  User shall indemnify and hold harmless GoldenState from any claims by such person contracting with User or UOC and/or any claims by the Prime Landlord and/or by any Prior Users and/or by any Subsequent Users, in addition, GoldenState may require User to immediately bond off or discharge any such liens.

(h)                               Remove Equipment.  At its sole cost and expense, upon the expiration or termination of a Site Agreement, remove all Equipment from the Property and restore the Tower and the Site to its original condition, normal wear and tear excepted.  If User does not remove and ensure that UOC removes the Equipment on or prior to the expiration or termination of the applicable Site Agreement and the failure to remove the Equipment is not due to a legal or natural impediment, User shall remove such Equipment within a reasonable period thereafter provided User pays to GoldenState 150% of the Base Rent in effect during between the date of the expiration or termination of the Site Agreement and the date on which the Equipment is removed (“Holdover Period”).  If neither User or UOC removes the Equipment within thirty (30)

days after the expiration or termination of the Site Agreement, GoldenState may remove and store the Equipment, at User’s sole expense, and User shall reimburse GoldenState for such expenses upon demand.  If GoldenState removes the Equipment, GoldenState shall not be responsible for any damage to the Equipment during the removal and storage thereof unless caused by the gross negligence of GoldenState.  Notwithstanding the foregoing, User shall not be required to remove any concrete pads upon which User’s or UOC’s Equipment shelters or cabinets may have been located, underground conduits, antenna mounting brackets, grounding systems or meters upon the expiration or termination of a Site Agreement, unless User, UOC or GoldenState installed the concrete pads for User’s or UOC’s exclusive use after the Site Commencement Date.

(i)                                                       Disclosure.  Within thirty (30) days after the completion of the relocation of the Equipment or installation of additional equipment on the Site and, for any year in which User or UOC has performed a site audit on the Site or the Equipment or User’s or UOC’s operations at the Site have changed or been modified, or promptly following receipt of written request by GoldenState, User shall provide GoldenState with a copy of any applicable hazardous materials business plan which has or shall be submitted to the applicable regulatory authority, such documentation shall include an accurate list of the number of batteries, battery model numbers, battery manufacturers, the number of cells in each battery and the amount of sulfuric acid in User’s or UOC’s batteries on the Site in order for GoldenState or, if the Property is leased, subleased, licensed or sublicensed by GoldenState, the Prime Landlord, to file such information with the EPA and any state and local authorities as required by applicable law.  Further, within thirty (30) days after User’s receipt of a written request from GoldenState, User will provide GoldenState with any other information and copies of documents relating to the Equipment located on the Site which GoldenState or Prime Landlord may be required to file with the FCC, FAA, EPA or any other governmental agencies.

(j)                                                       Special Considerations.  In the event that the Tower at a Site also serves an AM Station which requires a detuning apparatus to protect the array of the AM station, the detuning apparatus must be rendered inert during the actual installation of any additional antennas to the structure.  At its own expense, User shall take all steps necessary to ensure the Tower’s compliance with the rules concerning the AM Station.  After User’s or UOC’s Work is completed, User, at its own expense, retain the detuning consultant designated by GoldenState to take proximity measurements of the Tower to adjust the detuning apparatus to accommodate User’s or UOC’s antenna.

(k)                                                    No Sublease.  Notwithstanding anything to the contrary in Section 2(b)(ii), except as specifically authorized under this MSA, User shall not, directly or indirectly, (i) assign, share, sublease, swap or otherwise transfer to a third party less than all of User’s interests or right in duplexing of signals, shared use rights, or digital or analog interconnect facilities; (ii) share, sublease, swap or otherwise transfer to a third party any interest or right in User’s Equipment, including but not limited to, coaxial cable, antennas, dishes and/or base station equipment, or (iii) assign, share, sublease, swap or otherwise transfer to a third party less than all of its rights, title, or interests hereunder (it being understood that an assignment, sharing, sublease, swap or transfer of all of the rights, title or interests of User referred to in this Section 12(k) shall be permitted if it complies with Section 15(a)).  Notwitstanding anything to the contrary in the MSA, UOC shall have no right to (i) assign, share, sublease, swap or otherwise transfer to a third party less than all of UOC’s interests or right in duplexing of signals, shared use rights, or digital or analog interconnect facilities; or (ii) share, sublease, swap or otherwise transfer to a third party any interest or right in the Equipment, including but not limited to, coaxial cable, antennas, dishes and/or base station equipment.

13.                                 GoldenState’s Covenants.

GoldenState covenants that during the term of a Site Agreement it will:

(a)                                  Maintenance.  Maintain the Tower and surrounding area in a workmanlike condition.

(b)                                 Quiet Enjoyment.  Upon User’s payment of Base Rent and performance of its covenants, but subject to the terms of any Prime Document pursuant to which GoldenState has rights in and to the Property, and subject to any prior lien or encumbrance on the Property, ensure User’s quiet use and enjoyment of the Site.

(c)                                  Compliance with Laws.  Comply with all applicable rules and regulations of the FCC, FAA, and all federal, state and local laws governing the Tower and Property.

(d)                                 Subsequent Users.  Not permit any Subsequent User to interfere with the operation of User’s Equipment, authorized frequency spectrum, signal strength or Equipment.  In the event any Subsequent User interferes with the operation of User’s Equipment, authorized frequency spectrum, signal strength or Equipment, GoldenState shall, notify the interfering Subsequent User of its interfering operations within four (4) hours after User provides notice of interference.  GoldenState shall cause the interfering Subsequent User to take all steps reasonably necessary to eliminate the interference, short of discontinuing operations, within forty-eight (48) hours after notification from GoldenState to such Subsequent User.  If the interfering Subsequent User cannot eliminate or resolve the interference within the forty-eight (48) hour period, GoldenState shall require that the Subsequent User turn off its equipment and only turn on its equipment during off-peak hours in order to test whether the interference continues or it has been satisfactorily eliminated.  In the event that the interfering Subsequent User is unable to resolve or eliminate the interference within thirty (30) days from the initial notification of the interference, GoldenState shall cause the Subsequent User to immediately remove or cease operations of the objectionable equipment.  If GoldenState does not resolve the interference from the interfering Subsequent User within thirty (30) days after the date on which User provided notice of the interference, in addition to any other remedies it may have at law or in equity, on the thirty-first (31st) day after the date on which User provided notice of the interference, User may terminate the affected Site Agreement, without penalty or continuing liability for payment of Base Rent not accrued prior to the termination date for the affected Site, except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination.

14.                                 Compliance with Laws.

(a)                                  FCC and FAA Compliance.  GoldenState acknowledges that it is aware of its obligations under Section 303 of the Communications Act of 1934 (47 U.S.C. 303), as amended, to maintain the painting and illumination of Towers as prescribed by the FCC.  GoldenState shall timely pay any and all forfeitures assessed by the FCC for violations of such rules and requirements.  GoldenState further agrees that it, and not User, and not UOC and not Sprint, shall be responsible for compliance with all Tower or building marking and lighting requirements which may be required by the FAA or the FCC.  GoldenState shall indemnify and hold harmless

User and Sprint from any and all fines or other liabilities caused by GoldenState’s failure to comply with governmental requirements. In the event User or UOC receives notice or otherwise obtains knowledge that a Tower is not in compliance with any legal requirement, User will immediately so notify GoldenState and, to the extent necessary, will cooperate in all reasonable respects with GoldenState in curing the noncompliance.  Notwithstanding the foregoing, if FAA or FCC compliance requires the removal and/or relocation of the Tower, User may terminate the Site Agreement for such Tower, without penalty or continuing liability for payment of Base Rent not accrued prior to the termination date for the affected Site, except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination.

(b)                                 Hazardous Substances.  User, UOC and GoldenState shall not use, store, dispose, or release any Hazardous Substances on the Property in violation of any applicable federal, state or local law, regulation, or order.  GoldenState shall indemnify and save User harmless from and against any and all claims, liabilities, demands, causes of action, losses, damages, orders, judgments, penalties, remediation costs, costs and expenses including, without limitation, attorneys fees and costs arising from GoldenState’s misrepresentation or violation or breach of warranty or breach of agreement, contained in this Section 14(b).  Usershall indemnify and save GoldenState harmless from and against any and all claims, liabilities, demands, causes of action, losses, damages, orders, judgments, penalties, remediation costs, costs and expenses including, without limitation, attorneys fees and costs arising from User’s or UOC’s misrepresentation or violation or breach of warranty or breach of agreement, contained in this Section 14(b).The obligations of this Section 14(b) shall survive the termination or expiration of this MSA and each Site Agreement for a period of five (5) years or until the expiration of the applicable statute of limitations, whichever is earlier.

15.                                 Assignment or Subletting.

(a)                                  Assignment.

(i)                                     Either party may:

(A) assign all but not less than all of this MSA and transfer all but not less than all of its rights, interests, or obligations under this MSA to an Affiliate or in connection with its merger, consolidation, or corporate reorganization, or the sale of all or a substantial portion of its assets to a third party, or a change of control including as a result of transfers of its securities to any assignee, and it will have no continuing obligation under this MSA as long as such assignee is an ongoing concern with ongoing business and agrees in writing to be bound by and subject to the terms of this MSA and the assigning party provides notice to the other party of the assignment or transfer no less than ten (10) Business Days prior to the consummation of the assignment or transfer; and

(B) without the consent or approval of the other Party (but upon notice to the other Party) assign as additional collateral to the lenders under its primary secured credit facility or to any agent for said lenders, its rights, including, but not limited to, any rights to indemnification, under this MSA, provided that no such assignment shall or shall be deemed to impose upon any such lender or agent, any responsibility for performance of any of its obligations under this MSA or excuse the Party from its obligations under this MSA.

(ii)                                  Either Party may otherwise assign this MSA and transfer all but not less than all of its rights, interests, or obligations under this MSA to any assignee, and it will have no continuing obligation under this MSA as long as such assignee is an ongoing concern with ongoing business and agrees in writing to be bound by and subject to the terms of this MSA and the assigning Party provides notice to the other Party of the assignment or transfer no less than ten (10) Business Days prior to the consummation of the assignment or transfer.

(iii)                               Any assignee of User under this Section 15 will agree in writing to be bound by and subject to the terms of this MSA, except as otherwise expressly provided above.

(iv)                              Any subsequent assignment of this MSA will be subject to the same restrictions set forth in this Section 15.

(v)                                 UOC shall have no right to assign, sublet, sublicense or otherwise transfer the MSA and/or any or all of the Site Agreements in whole or in part.

(b)                                 Successors.  This MSA will be binding upon the successors, heirs, and assigns of the Parties.

(c)                                  Third Party Beneficiaries.  Except as specifically provided in this MSA, none of the duties and obligations of either party under this MSA will in any way or in any manner be deemed to create any liability to, or any rights in, any person or entity other than the other party to this MSA, including but not limited to UOC.

16.                                 Insurance; Risk of Loss.

(a)                                  Each Party shall obtain and maintain comprehensive general liability insurance coverage in the amount of $1,000,000 for personal injuries and/or property damage per occurrence with $2,000,000 excess umbrella coverage, automobile liability insurance of $1,000,000 per occurrence, and statutory workers’ compensation insurance coverage for the statutory limit, but in no event less than $1,000,000 per occurrence.

(i)                                     User will ensure that each insurance policy obtained and maintained under this Section:

(A) lists GoldenState, GoldenState’s mortgagees, and the Prime Landlord, if applicable, each as an additional insured; and

(B) provides that the policies cannot be canceled without at least twenty (20) days written notice to GoldenState.

(ii)                                  GoldenState will ensure that each insurance policy obtained and maintained under this Section:

(A) lists User, User’s mortgagees and Sprint each as an additional insured; and

(B) provides that the policies cannot be canceled without at least twenty (20) days written notice to User.

(iii)                               The insurance will insure, on an occurrence basis, against liability of the insured party and its agents arising out of or in connection with the use, management, occupancy, or maintenance of any Site.

(iv)                              Each party will submit to the other party the fully paid policies or certificates of insurance evidencing the required insurance coverage within thirty (30) days after receipt of a request for it.

(v)                                 Each party shall ensure that each provider of its insurance under this Section is of national reputation and licensed to do business in the jurisdictions where the Sites are located.

(vi)                              Neither party will do or permit to be done in or about any Site nor bring or keep or permit to be brought to any Site anything that is prohibited by any insurance policy carried by either party.

(b)                                 Contractor Insurance.  Each party will require that each contractor it retains to perform Work at any Site obtains and maintains the insurance coverage set forth in Section 16(a) above in connection with any Work performed by a contractor at any Site.  Each party will ensure that each contractor’s insurance policy complies with Section 16(a)(i) and (ii). Each party will ensure that each contractor submits the fully paid policies or certificates of insurance evidencing the insurance coverage of its contractor at the other party’s request.

(c)                                  UOC Insurance.  User shall require that UOC and each of its contractors it retains to perform Work at any Site obtains and maintains the insurance coverage set forth in Section 16(a) above in connection with any Work performed by a contractor at any Site.  User shall ensure that each contractor’s insurance policy complies with Section 16(a)(ii) and (ii).  User shall require UOC to obtain and maintain the insurance coverage set forth in Section 16(a) in connection with UOC’s use and occupancy at any Site.  User will ensure that UOC and each contractor submits the fully paid policies or certificates of insurance evidencing the insurance coverage of its contractor at GoldenState’s request.

(c)                                  No Waiver of Indemnity.  A party’s compliance with this Section 16 will not relieve the party of its obligations under Section 17 of this MSA.

(d)                                 Risk of Loss.  Notwithstanding anything herein to the contrary, each party shall bear the risk of loss of or damage to its personal property during the term of each Site Agreement except to the extent damage is caused by the negligence or willful misconduct of the other party.  Neither party shall be liable for any damage to the other party’s personal property except to the extent caused by its own negligence or willful misconduct.

(e)                            Duration of Obligation.  The obligation to maintain the insurance coverages set forth in this Section 16 shall remain in effect during the Term and until the Equipment is removed from the Site.

17.                                 Indemnification.

User shall indemnify GoldenState against and hold harmless from any and all costs, demands, damages, suits, expenses, or causes of action (including reasonable attorneys fees and court costs) which arise out of the use and/or occupancy of the Site by User and UOC. GoldenState shall indemnify User against and hold harmless from any and all costs, demands, damages, suits, expenses, or causes of action (including reasonable attorneys fees and court costs) which arise out of the use and/or occupancy of the Site by GoldenState.  This indemnity does not apply to any claims arising from the gross negligence or intentional misconduct of the indemnified party.

18.                                 Default.

(a)                                  User’s Default.  Each of the following shall be considered a default of a Site Agreement by the User:

(i)                                 The failure to pay any Base Rent or other fees as required pursuant to this MSA and the Site Agreement within ten (10) Business Days after User’s receipt of written notice of such failure from GoldenState;

(ii)                              The failure to cure any breach under this MSA or the Site Agreement, within thirty (30) days after User’s receipt of written notice thereof from Golden State, provided, however, that if such breach is not capable of being cured within such period but User has undertaken diligent efforts to cure such breach, and such breach is capable of being cured, such thirty (30) day period shall be extended for so long as User is diligently attempting in good faith, to cure such breach, not to exceed an additional thirty (30) days (except for promises relating to interference as set forth in Section 12(b) hereof) and, provided, however, that if User fails to make any payment of the Base Rent when due and cures such default two (2) times within any twelve (12) month period, the third (3rd) failure within the same twelve (12) month period shall be a default with no cure period;

(iii)                           The willful failure of User to eliminate interference problems as set forth in Section 12(b); or

(iv)                          If (A) User gives notice to any governmental body of its insolvency or pending insolvency or makes an assignment for the benefit of creditors or takes any other similar action for the protection or benefit of its creditors, or files an answer admitting the material allegations of, or consenting to, or defaults in answering any pleading filed with respect to the commencement of any case or proceeding respecting User under any bankruptcy or insolvency law, or (B) any order for relief is entered against User in any case in bankruptcy, any order, judgment or decree is entered against User by a court of competent jurisdiction appointing a receiver, trustee, custodian or liquidator of User or of all or a substantial part of its assets, and such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days, or any proceeding for the reorganization of a party under, or for an arrangement under, any bankruptcy or insolvency law applicable to User is commenced whether by or against User and not dismissed within sixty (60) days from commencement thereof.

(b)                           Remedies.  Upon default of a Site Agreement by User, as contemplated in Section 18(a), in addition to all other remedies provided at law or in equity, GoldenState may, at its option:

(i)                                     elect to terminate the Site Agreement and to remove all of the Equipment by legal process, thereby terminating the Site Agreement, and store the Equipment at User’s expense, payable upon demand by GoldenState and accelerate and declare to be immediately due and payable the then present value of all Base Rent which would otherwise be due under the applicable Site Agreement which would otherwise have been due GoldenState absent a breach by User discounted by an annual percentage rate equal to ten percent (10%).

(ii)                                  elect to treat the Site Agreement in full force and effect and shall be entitled to collect the Base Rent or other fees provided for hereunder.

(c)                                  Cross Default.  Notwithstanding anything to the contrary contained in the foregoing, in the event User breaches any of its obligations under this MSA with respect to fifteen percent (15%) or more of the Site Agreements executed hereunder, GoldenState shall have the right (but not the obligation) to terminate all of the Site Agreements under this MSA and/or the MSA without prejudice to any other remedies to which it may be entitled hereunder or by law.

(d)                                 Effect of Termination Because of User’s Default.  Upon the termination of a Site Agreement pursuant to this Section, the parties hereto shall be released from all duties, obligations, liabilities and responsibilities under the Site Agreement except for indemnity obligations, including without limitation, environmental indemnity and tax obligations, any obligations arising prior to the date of termination, and User’s obligation to pay the accelerated rent as described in Section 18(b), if any, and to remove its Equipment from the Property.

19.                                 Termination.

(a)                                  Expiration or Termination of Prime Document.  GoldenState shall use all commercially reasonably means to maintain or extend the Prime Document during the Site Agreement for each Site.  In the event GoldenState’s right to occupy the Property is terminated at any time following execution of a Site Agreement as a result of the termination or expiration of the Prime Document, GoldenState shall have no liability to User or UOC as a result of such termination, the Site Agreement shall automatically terminate upon the effective termination date of the Prime Document and be of no further force and effect, without penalty or continuing liability for payment of Base Rent not accrued prior to the termination date for the affected Site, except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination, and User’s obligation to remove the Equipment from the Property, the parties hereto shall be released from all duties, obligations, liabilities and responsibilities under the Site Agreement.

(b)                                 Legal Impediment.  In the event that any law, ordinance, regulation or directive of any governmental or regulatory authority hereinafter enacted or ordered prohibits GoldenState’s use of the Site, the Site Agreement for such Site may be terminated by either Party, without penalty or continuing liability for payment of Base Rent not accrued prior to the termination date for the affected Site, except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination, and User’s obligation to remove the Equipment from the Property, the parties hereto shall be released from all duties, obligations, liabilities and responsibilities under the Site Agreement.

20.                                 Condemnation and Destruction.

(a)                                  Condemnation.  If the whole or any substantial part of the Property shall be taken by any public authority under the power of eminent domain, so as to interfere with User’s use and occupancy thereof, then the applicable Site Agreement shall terminate to the extent of the taking on the date of possession by such authority of that part or the destruction of that part, and any unearned Base Rent paid in advance of such date shall be refunded by GoldenState to User within thirty (30) days of such possession.  The termination of the affected Site Agreement shall be without penalty or continuing liability for payment of Base Rent not accrued prior to the termination date for the affected Site except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination.

(b)                                 Damage or Destruction.  In the event a Tower or other portions of the Site are destroyed or so damaged as to be unusable, GoldenState may elect to repair or replace the Tower or damaged Site.  GoldenState shall notify User of its intention to repair or replace the Tower or the Site within thirty (30) days after the date of the destruction or damage.

(i)                                     If GoldenState elects to repair or replace the Tower or the Site, as necessary, with its notice of election to repair or replace, GoldenState shall provide to User a plan for completing repair or replacement of the Tower or the Site, as necessary, within one hundred twenty (120) days after the date of destruction or damage.

(ii)                                  If GoldenState cannot effect repair or replacement within one hundred twenty days (120) after the date of destruction or damage or GoldenState fails to timely provide User a notice of election to repair or replace in accord with Section 20(b) or GoldenState elects not to repair or replace the Site, User may terminate the Site Agreement, without penalty or continuing liability for payment of Base Rent not accrued prior to the termination date for the affected Site except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination.

(iii)                               If GoldenState elects to repair or replace the affected Tower, User shall be entitled to an abatement of Base Rent during the time in which it cannot use the Tower or the Site and termination or resumption of use, as appropriate.

(iv)                              In no event shall the tenancy or other interest created by the Site Agreement be specifically enforceable and in no event shall GoldenState be responsible to User or UOC for indirect, incidental, special punitive or consequential damages, lost business opportunities, lost profits or lost market share.  Except for its own acts of gross negligence or intentional misconduct, GoldenState will have no liability for personal injury or death, loss of revenue due to discontinuance of operations at the Site, or imperfect communications operations experienced by User or UOC for any reason.

21.                                 Relocation of Tower.

At its own cost and election, GoldenState may relocate the Tower to an alternative location or property owned, leased, subleased, licensed or sublicensed by GoldenState.

(i)                                     If GoldenState elects to relocate any Tower,

(A)                              GoldenState shall ensure that User’s operations at the alternative location of the Tower and the specifications of User’s use of the Tower at the new location shall not adversely affect User’s operations from the relocated Tower, as demonstrated by reasonable and customary engineering reports prepared by an engineer chosen by mutual agreement of the parties, performing under a scope of work developed by and at a cost mutually agreed upon by the parties.  GoldenState shall pay any cost or expense of the preparation of an engineering report under this section.

(B)                                If the process of relocation would result in an interruption of User’s operations, at GoldenState’s expense, GoldenState shall provide a temporary location from which User may conduct its operations and GoldenState shall install User’s Equipment on a the temporary Tower.

(ii)                                  Upon such relocation, User and GoldenState shall enter into an amendment of the Site Agreement, to specify the new Site.

22.                                 Limitation of Liability.

(a)                                  Limitation.  Neither User nor GoldenState shall be liable to the other for loss of anticipatory profits or any other direct, special, incidental, punitive or consequential damages incurred as a result of User’s or UOC’s use of any Site pursuant to this MSA.

(b)                                 User’s Remedies.  Except for performance under Section 13(d) of this MSA, if GoldenState fails to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this MSA or any Site Agreement and such failure to perform continues for thirty (30) days after receipt of User’s written notice thereof provided, however, that if such breach is not capable of being cured within such period but GoldenState has undertaken diligent efforts to cure such breach, and such breach is capable of being cured, such thirty (30) day period shall be extended for so long as GoldenState is diligently attempting in good faith, to cure such breach, not to exceed an additional thirty (30) days, in addition to any other remedies available to User at law or in equity, User may terminate the applicable Site Agreement without penalty or continuing liability for payment of Base Rent not accrued prior to the termination date for the affected Site, except for any indemnity obligations, including without limitation, environmental indemnity and tax obligations and any other obligation arising prior to the date of termination and recover any unused prepaid Base Rent paid to GoldenState.

23.                                 Rules/Posted Signs.

GoldenState may, from time to time, establish reasonable rules relating to access to and from the Property.  User agrees to comply and to ensure that UOC complies with such rules and posted signs on the Property and at the Site, so long as the rules do not materially impede User’s or UOC’s access rights described elsewhere in this MSA or in the applicable Site Agreement or otherwise adversely affect User’s or UOC’s use of the Site.

24.                                 Mortgage by GoldenState.

This MSA and each Site Agreement shall be subject to any security interest or mortgage which might now or hereafter constitute a lien upon the Site.  This MSA and each Site Agreement shall be subject and subordinate in all respects to any and all such mortgages on the Site and to all renewals, modifications, consolidations, replacements and extensions thereof.  In the event any proceedings are brought for foreclosure or in the event of the exercise of the power of sale under any mortgage covering any Site, the User shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the lessor under this MSA and the applicable Site Agreement(s); provided that so long as the User is not in default hereunder, this MSA and the applicable Site Agreement(s) shall remain in full force and effect, and User’s use and occupancy pursuant to this MSA and applicable Site Agreements shall not be disturbed.

25.                                 Mortgage by User.

(a)                                  User’s Mortgagee.  GoldenState agrees that (i) User may from time to time without the consent of GoldenState encumber and/or assign User’s interest in this MSA and the Sites, the rights granted hereunder and thereunder and/or User’s interest in the improvements and any other property of the User located at the Sites by one or more mortgages, deeds of trust and/or other security instruments (individually, as amended, extended, removed, replaced, restructured, restated, refinanced, supplemented or otherwise modified from time to time, a “Leasehold Mortgage”) and (ii) the execution, delivery and recordation thereof shall not be deemed to be a default pursuant to the terms of this MSA or any Site Agreement. GoldenState hereby specifically acknowledges and consents to a Leasehold Mortgage in favor of BNP Paribas, as Collateral Agent (in such capacity, together with all of it successors, assigns and replacement or substitute lenders the “Collateral Agent;” the Collateral Agent and any other mortgagee, beneficiary of a deed of trust or other secured party pursuant to a Leasehold Mortgage, are individually referred to herein as the “User’s Mortgagee”).

(b)                                 Notices and Demands.  GoldenState shall give to the User’s Mortgagee a copy of each notice of default or alleged default by User at the same time and in the same manner as the notice given by GoldenState to User.

(c)                                  Right to Cure.  The User’s Mortgagee shall have the right, but not the obligation, to perform any term, covenant, condition or agreement and to remedy any default by User under this MSA, and GoldenState shall accept such performance by User’s Mortgagee with the same force and effect as if performed by the User.  Except in the case of certain defaults described in Section 25(d) hereof, the User’s Mortgagee shall have a period which shall extend five (5) days beyond the cure period given to User under this MSA within which to remedy any default of User hereunder or cause such default to be remedied; provided, however, if no such cure period exists in favor of User hereunder, the cure period applicable to the User’s Mortgagee shall be five (5) days.  Subject to any time, place or manner restrictions on access or use set forth in the Prime Document and the provisions of this MSA, GoldenState and User hereby authorize the User’s Mortgagee to enter upon the Sites to effect the cure of a default by User.  In the event there is a restraint which precludes the User’s Mortgagee from taking any actions hereunder or otherwise (such as a judicial order or administrative order including, without limitation, an automatic stay), all applicable cure periods shall be extended by a period equal to the period of such restraint.  Any default by the User which cannot be cured by the User’s Mortgagee because it is personal to User shall not prohibit User’s Mortgagee from exercising its rights under Section 25.  For the purposes of this MSA, defaults deemed to be “personal” to User shall include but shall not be limited to (i) the failure to deliver books and records (including financial statements and balance sheets), (ii) the failure to deliver licenses and permits issued directly to User and (iii) the bankruptcy or reorganization of User, but shall not include (x) User’s obligations regarding the condition of the Sites, including User’s obligations to maintain or repair the Sites and (y) User’s obligations to comply with laws.

(d)                                 Certain Defaults.  In the event a default by User occurs in the performance or observance of any non-monetary term, covenant, condition or agreement on User’s part to be performed under this MSA which cannot practicably be cured by the User’s Mortgagee without taking possession of the Sites, or if such non-monetary default is of such a nature that the same is not susceptible of being cured by the User’s Mortgagee because it is personal to User, then GoldenState shall not serve notice of election to terminate or otherwise exercise remedies under or in respect of this MSA, or otherwise terminate the leasehold estate or any other estate, right, title or interest of User hereunder by reason of such default without allowing the User’s Mortgagee reasonable time within which:

(i)                                     In the case of a default which cannot practically be cured by the User’s Mortgagee without taking possession of the Site(s), to obtain possession of the Site(s) as mortgagee (through the appointment of a receiver or otherwise), and, upon obtaining possession, to commence and diligently prosecute to completion such action as may be necessary to cure such default; and

(ii)                                  In the case of a default which cannot be cured by the User’s Mortgagee because it is personal to User, to commence and diligently prosecute to completion foreclosure proceedings or to acquire the User’s estate hereunder, either in its own name or through a nominee, by assignment in lieu of foreclosure or otherwise.

The User’s Mortgagee shall not be required to continue to proceed to obtain possession, or to continue in possession as mortgagee, of the Sites pursuant to clause (i) above, or to continue to prosecute foreclosure proceedings pursuant to clause (ii) above, if and when such default shall be cured.  If the User’s Mortgagee, or its nominee, or a purchaser at a foreclosure sale, shall acquire title to the User’s leasehold estate hereunder, and shall cure all defaults of User hereunder (except with respect to such defaults that cannot be cured because they are personal to User) which are reasonably susceptible of being cured, then the defaults of any prior holder of User’s leasehold estate or any other estate, right, title or interest hereunder which are not susceptible of being cured by the User’s Mortgagee (or by such nominee or purchaser) because they are personal to User shall no longer be deemed to be defaults hereunder.

(f)                                    The User’s Mortgagee’s Rights Under the Leasehold Mortgage.  In the event a default under a Leasehold Mortgage shall have occurred, the User’s Mortgagee may exercise with respect to the Sites any right, power or remedy afforded to it thereunder or under applicable Laws including, without limitation, the right to exercise its foreclosure remedies contained in such Leasehold Mortgage, to take over User’s interest as tenant under this MSA, and/or to realize on the stock or any other equity interest in User and/or any of User’s Affiliates.  GoldenState specifically agrees that the realization on such stock or equity shall not constitute an “assignment” or other transfer pursuant to the terms and conditions of this MSA.

(g)                                 Statement by GoldenState.  Within twenty (20) days following receipt of a written request of User or User’s Mortgagee (specifying the information sought), GoldenState shall execute and deliver to the addressee(s) thereof a written statement declaring: (i) whether or not the Agreement is modified and, if it is modified, specifying the modifications, and in either event that the Agreement is in full force and effect; (ii) the dates to which monetary obligations hereunder have been paid; (iii) whether User is then in default, and if GoldenState claims User is then in default, specifying such defaults; and (iv) any other items reasonably requested by the User’s Mortgagee at User’s cost.

(h)                                 Assignment.  If User’s Mortgagee forecloses upon or otherwise acquires all or part of User’s leasehold interest, the transfer to User’s Mortgagee or to any third party designated by User’s Mortgagee shall not require GoldenState’s consent.  User’s Mortgagee shall otherwise have the same rights to transfer or assign this MSA as set forth herein.  The User’s Mortgagee or any other party who acquires User’s leasehold interest pursuant to foreclosure or assignment in lieu of foreclosure or otherwise shall not be liable to perform any obligations of the User incurred or accruing prior to the date such party becomes the tenant under this MSA. Notwithstanding anything to the contrary contained herein or elsewhere, (i) the User’s Mortgagee shall not have any personal liability hereunder except (A) during any period when it is the tenant under this MSA or (B) to the extent it assumes User’s obligations in writing and (ii) the User Mortgagee’s liability shall be limited to its interest in this MSA.  All liability of User’s Mortgagee shall terminate as of the effective date of any assignment of this MSA.

(i)                                     No Amendments without the User’s Mortgagee Consent.  GoldenState and User shall not amend, supplement or modify the terms of this Section 25 of this MSA without the prior consent of the User’s Mortgagee.

(j)                                     Requests for Consents by User.  Notwithstanding anything to the contrary contained in this MSA, GoldenState shall promptly deliver to User’s Mortgagee a copy of any request by User for GoldenState’s consent to any transfer, assignment, pledge or hypothecation of the User’s interest in this MSA or the execution of any other Leasehold Mortgage encumbering any of its interests.

(k)                                  Memorandum of Agreement.  User may record a short form memorandum of the applicable Site Agreement in the real property records of the County in which each Site is located. GoldenState shall execute such memorandum immediately upon request of User at User’s cost.

(l)                                     No Merger.  If this MSA and the fee estate in any of the Sites are commonly held, then they shall remain separate and distinct estates which shall not merge without the consent of the User’s Mortgagee.

(m)                               Successors and Assigns.  The provisions of this Section 25 shall inure to the benefit of the successors and/or assigns of the User’s Mortgagee and shall be binding upon GoldenState and its successors and assigns.

26.                                 Estoppels.

Within twenty (20) days after receipt of GoldenState’s written request, User shall deliver to GoldenState, or to any mortgagee or prospective purchaser of GoldenState’s interest, a certificate stating, insofar as true, that: (i) User has entered into occupancy of the Tower and Property in accordance with the provisions of this MSA and applicable Site Agreement; (ii) this MSA and/or Site Agreement is in full force and effect; (iii) GoldenState has performed the covenants, agreements or conditions required of GoldenState, if such be the case (and if such not be the case, then User shall list those covenants, agreements or conditions not so performed), and any other information reasonably requested by GoldenState or such mortgagee or prospective purchaser.

27.                                 Waiver.

Any breach or default by a party will not be waived or released other than in writing signed by the other party.  Failure or delay on the part of either party to exercise any right, power, privilege or remedy hereunder shall not operate as a waiver thereof; nor shall any single or partial exercise of any right under this MSA of under a Site Agreement preclude any other or further exercise thereof or the exercise of any other right.

28.                                 Binding Effect.

This MSA and the Site Agreements shall extend to and bind the heirs, personal representatives, successors, permitted assigns, or its successors in interest of the parties hereto.

29.                                 Governing Law.

This MSA shall be construed and interpreted and the rights of the parties determined in accordance with the internal laws of the State of California.

30.                                 Notice.

All notices, consents, approvals, and other communications given to either party under this MSA shall be in writing to such party at the address set forth for such party below or at such other address as such party shall designate by notice to the other party hereto in accordance with this Section 30 and may be delivered by private courier services, including overnight courier delivery or by first-class United States mail, postage prepaid, registered or certified mail with return receipt requested, to the party entitled thereto, and shall be deemed to be duly given or made when deposited with the applicable overnight carrier or courier or on the date received or refused if sent via registered or certified mail.

GoldenState:

GoldenState Towers, LLC

125 Ryan Industrial Court, Suite 109

San Ramon, CA 94583

Attn:  Property Management

Facsimile No.: 925-837-9999

User:

David L. Zylka, Vice President of Engineering

UbiquiTel Leasing Company

One West Elm Street

Suite 400

Conshohocken, Pennsylvania 19428

Facsimile No.:  610-832-3400

And, consistent with Section 25, to:

BNP Paribas

787 Seventh Avenue

New York, NY 10019

Attention:  Gardner Horan

With a copy (which shall not constitute notice) to:

Patricia E. Knese, Esq.

Vice President and General Counsel

UbiquiTel Leasing Company

One West Elm Street

Suite 400

Conshohocken, Pennsylvania 19428

Facsimile No.:  610-832-1076

And to:

Marjorie K. Conner, Esq.

700 West View Terrace

Alexandria, Virginia  22301

Facsimile No. 703-706-5917

31.                                 Headings.

Section headings in this MSA and in each Site Agreement are included for the convenience of reference only and shall not constitute a part of this MSA or the Site Agreement for any other purpose. Capitalized terms used in this MSA but not defined herein are defined in Appendix I, attached hereto and incorporated by this reference.  Each of the parties has agreed to the use of the particular language of the provisions of this MSA and any Site Agreements, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

32.                                 Brokerage.

User warrants and represents to GoldenState that it has not dealt with a real estate agent or broker with respect to this MSA or any Site Agreement, and shall hold GoldenState harmless against all claims by any real estate agent or broker claiming a commission hereunder or thereunder on behalf of User.  GoldenState warrants and represents to User that it has not dealt with a real estate agent or broker with respect to this MSA or any Site Agreement, and shall hold User harmless against all claims by any real estate agent or broker claiming a commission hereunder or thereunder on behalf of GoldenState.

33.                                 Relationship of Parties.

The parties are not partners, joint venturers, or agents and nothing in this MSA will be construed to place them in any such relationship.  Neither party will have the power to obligate or bind the other in any manner whatsoever.  Each party will be solely and entirely responsible for its acts and for the acts of its agents, employees, servants, and subcontractors during the performance of this MSA.

34.                                 Ownership of the Equipment.

The Equipment and other personal property owned, controlled or operated by User or UOC, which User anticipates shall be located by User or UOC on the Site, is more particularly described in each Site Agreement. The Equipment shall remain User’s or UOC’s exclusive personal property throughout the term and upon termination of the Site Agreement User and UOC shall have the right to remove all Equipment at User’s sole cost and expense on or before the expiration or earlier termination of the Site Agreement.

35.                                 Counterparts.

This MSA may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute but one instrument.

36.                                 Authority.

(a)                                  Corporate Authority.  Each party hereby represents and warrants to the other that all necessary corporate authorizations required for execution and performance of this MSA and each Site Agreement have been given and that the undersigned officer is duly authorized to execute this MSA and each Site Agreement and bind the party for which it signs.

(b)                                 GoldenState’s Authority.  GoldenState has the right to grant to User the rights granted under this MSA and each Site Agreement and the rights granted to User under this MSA and each Site Agreement do not, to GoldenState’s knowledge, exceed GoldenState’s rights to use the Sites.

37.                                 Severability.

If any term, covenant, condition or provision of this MSA or the Site Agreement or any application hereof or thereof shall, to any extent, be invalid or unenforceable, the remainder of this MSA and each Site Agreement shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law.  Both GoldenState and User agree to promptly renegotiate in good faith any covenant, condition or provision held to be invalid or unenforceable under this Section.

38.                                 Non-Disclosure.

The parties agree that without the express written consent of the other party, neither party shall reveal, disclose or publish to any third party the terms and conditions of this MSA or any portion thereof, or any Site Agreements hereunder, except to such third party’s auditor, accountant, lender or attorney or to a governmental agency if required by regulation, subpoena or government order to do so.  GoldenState acknowledges that User will file a copy of this MSA with is parent’s filings with the U. S. Securities and Exchange Commission (“SEC”).  GoldenState specifically consents to User’s SEC filing.

39.                                 Entire Agreement and Construction.

(a)                                  Entire Agreement.  This MSA, along with all the exhibits as same may be amended from time to time, represents the entire understanding of the parties with respect to the subject matter of this MSA and supersedes and replaces any prior or contemporaneous agreement between the parties, whether oral or written, relating to the subject matter of this MSA.  Any addition, variation or modification of this MSA will be effective only if made in a written document signed by authorized representatives of both parties.

(b)                                 Asset Purchase Agreement.  Notwithstanding anything to the contrary in this MSA, this MSA is separate and apart from the Asset Purchase Agreement.  This MSA does not incorporate, modify, alter, supersede or in any way affect the terms and conditions of the Asset Purchase Agreement.  Nothing in the Asset Purchase Agreement may modify, alter, supersede or in any affect the terms and conditions of this MSA.

(d)                                 True Lease.  This MSA constitutes a true lease agreement and is not a financing arrangement.

(e)                                  Exhibits.  The exhibits, appendices, schedules and attachments to this MSA are incorporated by reference into and made part of this MSA.  The parties will modify any exhibit, schedule or attachment to this MSA to reflect any changes in or additions to the information contained in the exhibit, schedule or attachment.

40.                                 Disclaimer of Warranties.

EXCEPT AS SPECIFICALLY PROVIDED IN THIS MSA, GOLDENSTATE HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ASSOCIATED WITH THE PROPERTY OR THE TOWER.  USER ACCEPTS THE SITE “AS IS”.

41.                                 Survivability.

Absent any express survivability period in this MSA the provisions of this MSA and each Site Agreement shall terminate upon the expiration or earlier termination of each Site Agreement, except for Section 6, Section 12(a), Section 12(g), Section 12(h), Section 12(i), Section 14, Section 16, Section 17, Section 18(c), Section 18(d), Section 22,  Section 29, Section 30, Section 38 and Section 41 which shall survive until the date on which the statute of limitations applicable to the circumstances giving rise to any specific claim if applicable.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

GoldenState:

GoldenState Towers, LLC, a Delaware limited liability company

By:
Printed Name: John F. Ricci
Title: Chief Executive Officer
Signature Date: October , 2003

User:

UbiquiTel Leasing Company

By:
Printed Name: David L. Zylka
Title: Vice President
Signature Date: October 15, 2003

APPENDIX I

Definitions.  The following terms as used in this MSA and any Site Agreement pursuant hereto are defined as follows:

“Affiliate(s)”  Any business entity, (i) directly or indirectly controlled by, controlling or under common control with another business entity and (ii) any director or officer of such business entity or of any business entity referred to in clause (i) above.  For the purposes of this definition control of any business entity means ownership, directly or indirectly, of 50% or more of the voting stock of such business entity, if a corporation, and ownership of 50% or more of the equity or beneficial interest in any other business entity.  Any general partner of any business entity who is a partnership will be deemed to control such business entity.  Any manager of a manager-run limited liability company shall be the deemed to control such business entity.

“Asset Purchase Agreement”  The Asset Purchase Agreement by and between User and GoldenState dated June 12, 2003.

“Approvals”  All certificates, permits, licenses and other approvals that may be required by any federal, state or local authorities to permit User’s and UOC’s intended use of a Site.

“As-Built Drawings”  The visual depiction of the Site showing the location, type, and orientation of the Equipment on the Tower as such Equipment was installed or as it may be modified from time to time in accordance with the terms of this MSA, and which depiction is rendered after construction has been completed.

“Bandwidth”  The width of the User’s and UOC’s licensed communications channels as measured in megahertz.

“Base Rent”  The annual rental payment due from User to GoldenState for the lease, license, sublease, or sublicense of the Facilities at each Site calculated in accordance with Section 6(a) hereto, and as adjusted from time to time pursuant to Section 6(a) hereto.

“Business Days”  Those calendar days excluding Saturdays, Sundays and legal federal holidays.

“EPA”  The United States Environmental Protection Agency.

“Equipment”  User’s or UOC’s communications equipment including, but not limited to User’s or UOC’s antennas, cables, connectors, wires, radios, equipment shelters or cabinets, and related transmission and reception hardware and software, and other personal property installed on the Facilities and authorized pursuant to a Site Application and Site Agreement approved by GoldenState and any Replacement Equipment.

“FAA”  The United States Federal Aviation Administration.

“FCC”  The United States Federal Communications Commission.

“Facilities”  That portion of each Site, consisting of Tower Space and/or Ground Space which is leased, licensed, subleased, or sublicensed to User by GoldenState.

“Ground Space”  That land area within the Property which is leased, licensed, subleased, or sublicensed to User for the placement of the Equipment at a Site.

“Hazardous Substances”  Any hazardous material or substance which is or becomes defined as a hazardous substance, pollutant or contaminant subject to reporting, investigation or remediation pursuant to any federal, state or local law, regulation or order; and any substance which is or becomes regulated by federal, state or local governmental authority; and any oil, petroleum products and their by-products.

“Installation Plans”:  The materials that User must submit to GoldenState prior to performing any Work, which will consist of: (i) final construction or installation plans for any Equipment modification or addition or Site repair; (ii) a schedule of performance of the Work; (iii) the name and contact information of the contractor who will perform the Work; (iv) a copy of all insurance policies required under this MSA; (v) a copy of any and all permits required by law in connection with the Work; and (vi) such other documents as reasonably may be requested by GoldenState.

“Memorandum of Agreement”  A short form of a Site Agreement satisfactory for recording.

“MSA Initial Term”  The two (2) year period following the MSA Commencement Date.

“MSA Extension Term”  The two (2) year period immediately following the MSA Initial Term.

“MSA Term”  The period of time commencing on the first day of the MSA Initial Term and ending on the last day the MSA Initial Term or the applicable MSA Extension Term, if it is renewed.

“Prime Document”  The lease, license or other agreement between the Prime Landlord and GoldenState or its successor(s)-in interest from which GoldenState derives its rights in a Property.

“Prime Landlord”  The landlord, lessor, or licensor named in the Prime Document.

“Prior User”  Another user of the Site that installed its equipment on the Tower before the date on which User or UOC installed theEquipment on the same Tower.

“Property”  The land area, including easements and roadways, owned, leased, licensed managed, operated or otherwise controlled by GoldenState pursuant to a Prime Document.

“Renewal Term”  The term for which any particular Site Agreement may be extended pursuant to Section 5(b) of this MSA.

“Replacement Equipment”  Equipment to be installed of like form, fit and function as the Equipment which it replaces.

“Resale Arrangements”  Arrangements with third parties which purchase airtime from User or Sprint at wholesale rates and resell it under their own trade names at retail prices.

“Roaming Arrangements” Arrangements by which User provides service to customers of other wireless carriers when the customers originate or receive calls while in the User’s service area.

“RF Analysis”  A radio frequency interference analysis, or intermodulation study, of the Equipment with all other existing and proposed equipment.

“RF Emissions”  The power output, or energy, from antennas and other equipment located on the Tower.

“RF Standards” FCC OET Bulletin 65, entitled Evaluating Compliance with FCC Guidelines for Human Exposure to Radio frequency Electromagnetic Fields, Edition 97-01, released August 1997 (“OET Bulletin 65”), including the completion of RF worksheets showing compliance with the guidelines set forth in OET Bulletin 65 and all existing and future laws, rules and regulations related thereto.

“Site”  The Tower and land area, including easements and roadways, and all improvements thereto owned, leased, licensed managed, operated or otherwise controlled by GoldenState.

“Site Agreement”  Any of the site agreements executed and attached to this MSA as Schedule I-1 – Schedule I-100, by which User or UOC occupies a Site which shall include a combination of a visual depiction of the Ground Space (“Site Drawing”) and As-Built Drawings as Exhibit A and the Prime Document for the Site as Exhibit B.

“Site Agreement Commencement Date”  The Site Agreement Commencement Date is the date upon which GoldenState acquires a Site from User pursuant to the Asset Purchase Agreement.

“Site Agreement Execution Date”  The Site Agreement Execution Date is the same date as the Site Agreement Commencement Date.

“Site Agreement Initial Term”  The first period of ten (10) years from the Site Agreement Commencement Date for which the Facilities are leased, licensed, subleased, or sublicensed to User.

“Site Agreement Term”  The term of any Site Agreement shall be the period commencing on the first day of the Site Agreement Initial Term and ending on the last day the Site Agreement Initial Term or the applicable Site Agreement Renewal Term, if it is renewed.

“Sprint”  Sprint Spectrum, L.P. a Delaware limited partnership.

“Structural Analysis”  The engineering analysis performed to determine the physical, structural capacity of a Tower to accommodate the proposed Equipment, considering industry standard factors such as weight, wind and ice loading, physical space requirements, and all applicable governmental regulations and requirements.

“Subsequent User”  Any other user of a Site which installs its equipment after the date on which User or UOC installed the Equipment at the same Site.

“Tower”  Communications tower or structure located on the Property.

“Tower Space”  That location on a Tower which is leased, licensed, subleased, or sublicensed to User for the placement of User’s Equipment.

“Work”  The installation and/or performance of: (i) any modifications, additions or enhancements to the Equipment at a Site or the loading of frequency channels or frequency bands in excess of the limit set forth in Section 6(a).

SCHEDULE “I”

SITE AGREEMENT

THIS SITE AGREEMENT (the “Site Agreement”) is made as of the Site Agreement Execution Date, by and between GOLDENSTATE TOWERS, LLC, its successors and assigns (hereinafter referred to as “GoldenState”) and UbiquiTel Leasing Company,  (hereinafter referred to as “User”).  Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Master Site Agreement dated October 15, 2003 between GoldenState and User (“MSA”).  The parties agree that except as otherwise set forth herein, the terms and conditions of the MSA shall govern the relationship of the parties under this Site Agreement and the MSA is incorporated herein by reference.  In the event of a conflict or inconsistency between the terms of the MSA and this Site Agreement, the terms of the MSA shall govern and control.

Site Name and Site Number:                   [Insert Site Name];             [Insert GoldenState Site Number]

I.                                         Site Agreement Commencement Date:

II.                                     Base Rent:

III.                                 Equipment:

The following constitutes Lessee’s Equipment at the Site:

1.                                      Antennas:

Type	Quantity	Make	Model No.	Size	Mounting Height

2.                                      Dishes –

3.                                      Permitted Operating Frequency of Equipment:

Tx Frequencies: MHz

Rx Frequencies: MHz

4.                                      Cable:

Transmit/Receive Antenna Cables

Quantity:

Diameter:

Length:

Receive-only Antenna Cables

Quantity:

Diameter:

Length:

5.                                      Base Station:

Manufacturer:

Model No.:

Dimensions:

Power Output:

Power Requirement:

Total Floor Space:

6.                                      Equipment Power:

Total effective radiated power of all Transmit Antennas:

Total effective radiated power of all Transmit Dishes:

7.                                      Other Equipment:

Back Up Power Source:

Power and Telco Interconnect Source:

III.                                 Ground Space and Tower Space:

The Equipment is installed in the following locations at the Site:

1.                                      Ground Space:                10’ x 15’ x 10’ location as indicated on the attached drawing.

2.                                      Tower Space:                       15’ of Tower Space (7.5’ above and below antenna center); Site and As-Built Drawing to be attached.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date set forth below.

GoldenState:

GoldenState Towers, LLC, a Delaware limited liability company

By: EXHIBIT – NOT FOR SIGNATURE
Printed Name:
Title:
Date:

User:

UbiquiTel Leasing Company, a Delaware corporation

By: EXHIBIT – NOT FOR SIGNATURE
Printed Name:
Title:
Date:

EXHIBIT A

Combined Site and As-Built Drawings

EXHIBIT B

Prime Document